Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-132557
Final Term Sheet

Floating Rate Notes due 2012

Issuer:	Ford Motor Credit Company

Size:	$1,500,000,000

Maturity:	January 13, 2012

Coupon:	3 Month LIBOR Telerate plus 2.75%

Trade Date:	December 11, 2006

Initial Interest Rate:	8.11%

Issue Date:	December 18, 2006

Settlement Date:	On or about December 18, 2006

Price to Public:	98.758% of principal amount

Proceeds (Before Expenses) to Issuer:	$1,471,620,000 (98.108%)

Interest Payment and Reset Dates:	January 13, April 13, July 13 and October 13, beginning on April 13, 2007

Underwriters:	Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated

Fixed Rate Notes due 2016

Issuer:	Ford Motor Credit Company

Size:	$1,500,000,000

Maturity:	December 15, 2016

Coupon:	8%

Trade Date:	December 11, 2006

Issue Date:	December 18, 2006

Settlement Date:	On or about December 18, 2006

Price to Public:	98.322% of principal amount

Proceeds (Before Expenses) to Issuer:	$1,457,955,000 (97.197%)

Interest Payment Dates:	Semi-annually on June 15 and December 15, beginning June 15, 2007

Underwriters:	Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526, Lehman Brothers Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-584-6837 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.